Exhibit 14.1

API NANOTRONICS CORP.

CODE OF ETHICS

Purpose and Scope

API Nanotronics Corp. (the "Company") is committed to conducting its business in compliance with applicable laws, rules and regulations and in accordance with the highest ethical standards of business conduct. All of the Company's employees are expected to conduct their activities and the operations for which they are responsible in accordance with such standards.

Additionally, this Code of Ethics is established in order to comply with Section 406 of the Sarbanes-Oxley Act of 2002, related rules promulgated by the Securities and Exchange Commission ("SEC") and the listing standards for American Stock Exchange (“AMEX”) listed companies.

This Code applies to all of our directors, officers, employees and agents, wherever they are located and whether they work for the Company on a full or part-time basis. In addition, certain provisions specifically apply to the Company's principal executive officer and to the Company's principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "406 Officers"). We refer to all persons covered by this Code, including the 406 Officers, as "employees."

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for the Company’s employees. Company employees are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of their supervisor or the Compliance Officer (defined below), who may consult with legal counsel as appropriate.

If you have questions about the laws governing your activities on behalf of the Company, please talk to your supervisor or Jason DeZwirek, Secretary of the Company (the "Compliance Officer").

Conflicts of Interest

A conflict of interest occurs when an employee's private interests interfere, or appear to interfere, with the interests of the Company as a whole. It is important for all employees to avoid not only conflicts of interest, but also the appearance of a conflict of interest.

If a potential conflict of interest in the affairs of any employee either exists currently or arises in the future, it is the individual's responsibility to report details of the situation at once in order that the facts may be properly evaluated and a decision made as to what, if any, action should be taken in connection with the matter. Should there be a question as to whether a conflict in fact exists, any doubt should be resolved in favor of assuming that there is a potential conflict and the circumstances must then be reported in writing to the Compliance Officer.

Examples of potential conflicts of interest include accepting concurrent employment with, or acting as a consultant or contractor to, any Company competitor, customer or supplier; serving on the board of directors or technical advisory board of another entity; or holding a significant financial interest in any competitor, customer or supplier of the Company.

Although not exhaustive, conflicts of interest commonly arise in the following situations:

1.	When an employee or a family member has a significant direct or indirect financial interest in, or obligation to, an actual or potential competitor, supplier or customer of the Company;

2.	When an employee has a significant personal relationship (such as a family relationship) with a competitor, supplier or customer of the Company;

3.	When an employee conducts business on behalf of the Company with a supplier or customer when a family member is an employee, principal, officer or representative of such supplier or customer;

4.	When an employee, family member or agent of an employee accepts gifts of more than nominal value or excessive entertainment from a current or potential competitor, supplier or customer (please see "Gifts and Gratuities" below for additional guidelines); and

5.	When an employee misuses the information obtained in the course of his or her employment.

It is recognized, however, that directors of the Company and any of its subsidiaries who are not employees may engage in outside activities with, or have duties to, other entities, as employees, directors, consultants or otherwise. Such activities and duties generally do not in and of themselves constitute a conflict of interest, and in fact are valuable to the Company because of the experience and perspective that outside directors offer to the Company as a result of these activities. Directors are expected to exercise sound judgment with respect to the relationship between their outside activities and their responsibilities to the Company, and at all times to act in a manner consistent with their duties of care and loyalty, as well as other applicable legal standards governing the responsibilities of directors. Directors should err on the side of caution in disclosing to the Board relationships that may constitute, or may appear to constitute, an actual or potential conflict of interest, and may be required to abstain from involvement as a Board member or as an employee, director, consultant or other affiliation with another entity, in a particular matter. Outside directors also should fully disclose their relationship with the Company to other entities with whom they have a relationship.

The Company's business must be kept separate and apart from the personal activities of its employees. Employee participation in outside activities must not be presented in a manner as to appear that the Company is endorsing the activity. Company personnel and assets are to be used solely for the business purposes of the Company. An employee must not use the Company's corporate name, any trademark owned or associated with the Company, any Company letterhead, or any Company property, confidential information, resources, supplies or assets for personal purposes.

Compliance with Corporate Policies and Applicable Laws and Regulations

Each employee is expected to comply with both the spirit and letter of all of the Company's corporate policies and all applicable governmental laws, rules and regulations.

Gifts and Gratuities

Appropriate business gifts and entertainment are courtesies designed to build relationships and understanding among business partners. However, common sense and good judgment should always be exercised in providing or accepting business meals, entertainment or nominal gifts. While individual circumstances differ, the overriding principle concerning gratuities is not to give or accept anything of value that could be perceived as creating an obligation on the part of the recipient to act other than in the best interests of his or her employer or otherwise taint the objectivity of the individual's involvement. It is the employee's responsibility to use good judgment in this area. All gifts and entertainment expenses must be properly accounted for on expense reports.

Use of Company Resources / Computer E-Mail

Company resources, including time, materials, equipment and information, are provided for Company business use. Employees are trusted to use good judgment to conserve Company resources. Personal use of Company resources is inappropriate. In no event may an employee use Company funds or assets for an unlawful purpose.

The Company's computer resources, which include the electronic mail system, are not intended to be used for amusement, solicitation or other non-business purposes. E-mail messages should be treated as any other written business communication. The Company may monitor employees' e-mail and other computer use.

Confidential Information

Employees may from time to time have access to confidential or proprietary information (which includes any non-public information, whether of a business, financial, personnel, technological or commercial nature) of the Company or third parties, such as customers and suppliers of the Company, that an employee has learned, generated or acquired. Each employee has a fiduciary and a legal obligation to the Company and such third parties to treat such information in confidence and not to disclose it to any other party or use it, directly or indirectly, for one's own purpose, whether during or after employment with the Company.

Insider Trading

The Company's employees are prohibited from engaging in "insider trading." Immediate family members will generally be regarded as insiders for this purpose as well. Prohibitions are based on federal securities laws and deal with the possession and use of

"material" information. Employees who have material non-public information about the Company or other companies as a result of their Company connections are prohibited from trading in securities of those Companies, as well as from communicating such information to family or friends or other parties. For these purposes securities include puts, calls or other derivatives with respect to the Company’s Securities. In addition, after the release to the public of material information, Company employees should refrain from trading in the Company’s securities until the public has had an opportunity to evaluate the information, which generally will be a minimum of 24 hours and in many cases 48 hours. "Material" information is any information or development which may have a material effect on the Company or on the market for its securities, including information that might affect a reasonable Investor’s decision to purchase or sell a security. "Non-public" information is information that is not available to the general public.

Supplementary Ethical Standards of Conduct For 406 Officers

The 406 Officers are expected to abide by the following tenets in addition to the rest of this Code. Each 406 Officer will:

•	Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interest in their personal and professional relationships;

•	Provide the Board of Directors with information that is accurate, complete, objective, fair, relevant, timely, understandable;

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Provide shareholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in periodic reports and other Company filings with and other submissions to the SEC;

•	Comply with rules and regulations of federal, state, applicable and local governments, and other appropriate private and public regulatory agencies;

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated;

•	Respect the confidentiality of information acquired in the Company's business except when authorized or otherwise legally obligated to disclose such information;

•	Not use confidential information acquired in the course of performance of one's duties to the Company for personal advantage;

•	Achieve responsible use of and control over all Company assets and resources that are employed or entrusted to us;

•	Share knowledge and maintain skills important and relevant to the Company’s needs;

•	Proactively promote ethical behavior with the Company;

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Not unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records;

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Promptly report to the Compliance Officer or a member of the Audit Committee any known or suspected violation of this Code or other Company policies or guidelines. Failure of the 406 Officers to comply with this Code will not be tolerated by the Company. Any deviations therefrom or violations hereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

Corporate Opportunities

Company employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. When an opportunity that relates to the Company’s business has been presented to a Company employee solely by the Company or its agents and until such time as the Company has determined that it will not pursue the opportunity, are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the Company’s employee’s position; (b) using the Company’s property, information, or position for personal gain; or (c) personally competing with the Company, directly or indirectly, for business opportunities. However, if it has been determined that the Company will not pursue an opportunity that relates to the Company’s business, Company employees, other than 406 Officers who are Company employees, may pursue such opportunity, provided it is otherwise consistent with this Code and the terms and conditions of such employee’s employment with the Company.

Administration of the Code of Ethics

This Code shall be administered as follows:

1.	Responsibility for Administration

The Board of Directors (the “Board”) or the Audit Committee, to the extent empowered by the Board (the "Administrator"), shall be responsible for interpreting and administering this Code. In discharging its responsibilities, the Administrator may engage such agents and advisors as it shall deem necessary or desirable, including but not limited to, attorneys and accountants.

The Compliance Officer is Jason DeZwirek. Jason DeZwirek is the Secretary and a Director of the Company.

2.	Procedure for Reporting Violations of the Code

If you suspect any activity or conduct to be in violation of this Code or any applicable corporate policies, governmental laws, rules or regulations, you should immediately report the circumstances to your supervisor or the Compliance Officer, or if you are a 406 Officer, immediately report the circumstances to the Compliance Officer or a member of the Audit Committee.

3.	Confidentiality and Policy Against Retaliation

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion. Reports of unethical or illegal conduct shall be promptly investigated by the Administrator. The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Retaliation in any form against an individual who reports a suspected violation in good faith, even if the report is mistaken, or who assists in the investigation of a reported violation, is strictly prohibited. Any act or threatened act of retaliation should be reported immediately to the Compliance Officer.

4.	Waivers of the Code and Disclosures

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers of this Code for employees (other than 406 Officers) may be made only by an executive officer of the Company with the concurrence of the Compliance Officer or the Administrator. Any waiver of this Code for our directors, executive officers or other principal officers, including the 406 Officers, may be made only by our Board of Directors and will be promptly disclosed to the public as required by applicable laws, rules or regulations.

5.	Compliance and Violations

All Company employees are expected to comply fully with this Code. The Administrator shall enforce this Code through appropriate disciplinary actions. The Administrator shall determine whether violations of this Code have occurred and, if so, shall determine the disciplinary actions to be taken against any individual who has violated this Code.

It is the Company's policy that any employee who violates this Code will be subject to appropriate discipline, including potential termination of employment, determined based upon the facts and circumstances of each particular situation. The disciplinary actions available to the Administrator include counseling, oral or written reprimands, warnings, probations or suspensions (with or without pay), demotions, reductions in salary, terminations of employment and restitution.

Nothing in this Code prohibits or restricts the Company from taking disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this Code. This Code is not an exhaustive discussion of the Company’s policies an employee is required to follow. This Code is not intended to create any expressed or implied contract with any employee or third party. In particular, nothing in this Code creates any employment contract between the Company and any employee.

6.	Amendment

This Code may be amended, modified or waived by the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, and the rules thereunder.